Exhibit 4.2
Execution Version
FIRST SUPPLEMENTAL INDENTURE
Dated as of April 6, 2011
To
INDENTURE
Dated as of April 6, 2011
5.800% SENIOR NOTES DUE 2021
VERISK ANALYTICS, INC.
As the Company
INSURANCE SERVICES OFFICE, INC.
ISO STAFF SERVICES, INC.
ISO CLAIMS SERVICES, INC.
AIR WORLDWIDE CORPORATION
ISO SERVICES, INC.
XACTWARE SOLUTIONS, INC.
VERISK HEALTH, INC.
INTERTHINX, INC.
D2HAWKEYE, INC.
Together with Such Other Guarantors as may be Added from Time to Time
As Guarantors
WELLS FARGO BANK, NATIONAL ASSOCIATION
As Trustee

TABLE OF CONTENTS
ARTICLE I
Definitions and Incorporation
by Reference

Section 1.01 Relationship with Base Indenture	1
Section 1.02 Definitions	2
ARTICLE II
The Notes

Section 2.01 Form and Dating	7
Section 2.02 Issuance of Additional Notes	9
ARTICLE III
Redemption and Prepayment

Section 3.01 Notice of Redemption; Selection of Securities	9
Section 3.02 Notes Redeemed in Part	9
Section 3.03 Optional Redemption	9
Section 3.04 Mandatory Redemption	10
ARTICLE IV
Particular Covenants

Section 4.01 Limitation on Liens	10
Section 4.02 Limitation on Sale/Leaseback Transactions	11
Section 4.03 Offer to Purchase Upon Change of Control Repurchase Event	12
ARTICLE V
Defaults

Section 5.01 Defaults	14
ARTICLE VI
Guarantees

Section 6.01 Guarantees of the Notes	14
Section 6.02 Effect of Guarantees; Guarantors to be bound by Indenture	14
Section 6.03 Execution and Delivery of the Guarantees	15

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Section 6.04 Termination of Guarantees	15
ARTICLE VII
Miscellaneous

Section 7.01 Trust Indenture Act Controls	15
Section 7.02 Governing Law	15
Section 7.03 Successors	15
Section 7.04 Severability	15
Section 7.05 Counterpart Originals	15
Section 7.06 Table of Contents, Headings, Etc	16
Section 7.07 Validity or Sufficiency of Supplemental Indenture	16
Section 7.08 Waiver of Jury Trial	16

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     FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 6, 2011, among Verisk Analytics, Inc., a Delaware corporation, as the Company (the “Company”), Insurance Services Office, Inc., a Delaware corporation (“ISO”), ISO Staff Services, Inc., a Delaware corporation, Xactware Solutions, Inc., a Delaware corporation, ISO Services, Inc., a Delaware corporation, ISO Claims Services, Inc., a Delaware corporation, AIR Worldwide Corporation, a Delaware corporation, Interthinx, Inc., a California corporation, Verisk Health, Inc., a Massachusetts corporation, and D2Hawkeye, Inc., a Delaware corporation, together with such other guarantors as may be added from time to time (each a “Guarantor” and collectively, the “Guarantors”) and Wells Fargo Bank, National Association, a national banking association, as Trustee (the “Trustee”).
     WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee an indenture dated as of April 6, 2011 (the “Base Indenture”), providing for the issuance from time to time of one or more series of the Company’s senior notes and guarantees thereof by the Guarantors.
     WHEREAS, the Company and the Guarantors desire and have requested the Trustee pursuant to Section 9.01 of the Base Indenture to join with it in the execution and delivery of this Supplemental Indenture in order to supplement the Base Indenture as and to the extent set forth herein to provide for the issuance and the terms of the Notes (as defined below).
     WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by a resolution of the Finance and Investment Committee, a duly authorized committee of the Board of Directors of the Company and ISO, and by resolutions of the Board of Directors of each other Guarantor.
     WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.
     NOW, THEREFORE, the Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the 5.800% Senior Notes due 2021 (the “Notes”):
ARTICLE I
DEFINITIONS AND INCORPORATION
BY REFERENCE
     Section 1.01 Relationship with Base Indenture. The terms and provisions contained in the Base Indenture will constitute, and are hereby expressly made, a part of this Supplemental Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture will govern and be controlling in respect of the Notes.
     The Trustee accepts the amendment of the Base Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Base Indenture as hereby amended, but only upon the terms and conditions set forth in this Supplemental Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee in the performance of the trust created by the Base Indenture.
     Section 1.02 Definitions. Capitalized terms used herein without definition shall have the respective meanings set forth in the Base Indenture. The following terms have the meanings given to them in this Section 1.02:
     “Additional Notes” has the meaning assigned to such term in Section 2.02 hereof.
     “Attributable Debt” means, when used in connection with a Sale/Leaseback Transaction, at the time of determination, the lesser of:
     (1) the fair value of such property (as determined in good faith by the Board of Directors of the Company), and
     (2) the present value of the total net amount of rent required to be paid under the lease related to such property during the remaining term thereof (including any renewal term or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease, compounded semi-annually as determined by the Company’s principal accounting or financial officer.
     “Base Indenture” has the meaning set forth in the preamble to this Supplemental Indenture, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.
     “Business Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.
     “Change of Control” means the occurrence of any one or more of the following events:
     (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “Person” or “group” of related Persons (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that such Person or group shall be deemed to have “beneficial ownership” of all shares that any such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Company’s Voting Stock (for the purposes of this clause, such Person or group shall be deemed to beneficially own any of the Company’s Voting Stock held by a parent entity if such Person or group is the “beneficial owner,” directly or indirectly, of a majority of the voting power of the Voting Stock of such parent entity);

     (2) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merge with or into the Company, in any such event pursuant to a transaction in which any the Company’s outstanding Voting Stock or the outstanding Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;
     (3) the first day on which a majority of the members of the Company’s Board of Directors, as applicable, cease to be Continuing Directors;
     (4) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and the assets of the Company’s subsidiaries taken as a whole to any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) other than to the Company or one of its subsidiaries; or
     (5) the adoption by the Company’s stockholders of a plan or proposal for the Company’s liquidation or dissolution.
Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (b) immediately following that transaction, (1) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (2) no Person or group is the beneficial owner, directly or indirectly, of more than a majority of the Voting Stock of the holding company.
     “Change of Control Offer” has the meaning assigned to such term in Section 4.03 hereof.
     “Change of Control Payment” has the meaning assigned to such term in Section 4.03 hereof.
     “Change of Control Payment Date” has the meaning assigned to such term in Section 4.03 hereof.
     “Change of Control Purchase Price” has the meaning assigned to such term in Section 4.03 hereof.
     “Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Decline.
     “Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, and includes, without limitation, all series and classes of such Common Stock.

     “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.
     “Comparable Treasury Price” means, with respect to any date of redemption, the Reference Treasury Dealer Quotations for that date of redemption.
     “Consolidated Total Assets” means the total assets of the Company and its consolidated subsidiaries, as set forth on the Company’s most recent consolidated balance sheet, as determined by GAAP.
     “Continuing Director” means, as of any date of determination, any member of the Company’s Board of Directors who (a) was a member of the Company’s Board of Directors on the date of this Supplemental Indenture or (b) was nominated for election or elected to the Company’s board of directors with the approval of a majority of the Continuing Directors who were members of the Company’s Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).
     “default” means any event that is, or after notice or passage of time or both would be, an Event of Default under the Indenture.
     “Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.01 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Supplemental Indenture.
     “DTC” has the meaning assigned to such term in Section 2.01 hereof.
     “Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.
     “GAAP” means with respect to any computations required or permitted under the Indenture, generally accepted accounting principles in effect in the United Sates as in effect from time to time; provided, however if the Company is required by the SEC to adopt (or is permitted to adopt and so adopts) a different accounting framework, including but not limited to the International Financial Reporting Standards, “GAAP” shall mean such new accounting framework as in effect from time to time, including, without limitation, in each case, those accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.
     “Global Note Legend” means the legend set forth in Section 2.01(e) hereof, which is required to be placed on all Global Notes issued under this Supplemental Indenture.

     “Global Notes” means, individually and collectively, each of the Global Notes, in the form of Exhibit A hereto issued in accordance with Section 2.01 hereof.
     “Guarantor” means the Persons named as “Guarantors” in the first paragraph of this Indenture and any additional Persons added as guarantors pursuant to Section 6.03 hereof, until a successor replaces any such Guarantor and, thereafter, “Guarantors” shall mean the Guarantors not so replaced together with any such successors.
     “Holder” means a Person in whose name a Note is registered.
     “Indenture” means the Base Indenture, as supplemented by this Supplemental Indenture, governing the Notes, together, as amended, supplemented or restated from time to time.
     “Independent Investment Banker” means the Reference Treasury Dealer appointed by the Company.
     “Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
     “Initial Notes” means the first $450,000,000 aggregate principal amount of Notes issued under this Supplemental Indenture on the date hereof.
     “Investment Grade” means BBB- or higher by S&P and Baa3 or higher by Moody’s, BBB- or higher by Fitch and BBB- or the equivalent of such ratings by S&P, Fitch or Moody’s, if S&P, Fitch or Moody’s shall not make a rating on the Notes publicly available, another Rating Agency.
     “ISO” has the meaning assigned to it in the preamble to this Supplemental Indenture.
     “Lien” means a mortgage, security interest, pledge, lien, charge or other encumbrance.
     “Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
     “Notes” has the meaning assigned to it in the preamble to this Supplemental Indenture.
     “Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.
     “Permitted Liens” has the meaning assigned to it in Section 4.01 hereof.
     “Permitted Subsidiary Acquisition Indebtedness” means indebtedness of any subsidiary of the Company which is:
     (a) owed by any Person at the time (i) such Person becomes a subsidiary of or is merged with or into the Company or a subsidiary of the Company or (ii) a subsidiary acquires any property from such Person and which indebtedness is expressly assumed by such subsidiary at the time of such acquisition; provided that (A) such indebtedness was not created, incurred, or assumed by such Person or such subsidiary in contemplation of such acquisition, (B) in the event such indebtedness shall be guaranteed, such guarantee shall be unsecured and shall be given by ISO and/or the Company, and (C) the principal amount of such indebtedness shall not be increased at any time after it is first acquired or assumed, as applicable, or
     (b) incurred by such subsidiary to finance or to refinance such acquisition; provided that (i) such indebtedness shall be incurred substantially simultaneously with the consummation of such acquisition, (ii) the principal amount of such indebtedness incurred in connection with such acquisition shall not be increased at any time after it is first incurred, (iii) the principal amount of such indebtedness (together with any accrued interest thereon and closing costs relating thereto) shall at no time exceed one hundred percent (100%) of the original purchase price of such acquisition, and (iv) in the event such indebtedness shall be guaranteed, such guarantee shall be unsecured and shall be given by ISO and/or the Company.
     “Property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including shares of capital stock.
     “Rating Agency” means each of S&P, Fitch and Moody’s or, to the extent S&P, Fitch or Moody’s do not make a rating on the Notes publicly available, a “nationally recognized statistical rating organization” (as such term is defined in Rule 15c3-1(c)(2)(vi)(F) of the Exchange Act) or “organizations”, as the case may be, selected by the Company (as certified by a resolution of the Company’s board of directors), which shall be substituted for S&P, Fitch or Moody’s, as the case may be.
     “Rating Decline” means the Notes are rated below Investment Grade by all of the Rating Agencies on any date during the period from the date 60 days prior to the first public notice of an arrangement that could result in a Change of Control until the end of the 60 day period following the consummation of such Change of Control (which period will be extended following the consummation of such Change of Control for so long as any Rating Agency has publicly announced that it is considering a possible downgrade in its rating of the Notes).
     “Reference Treasury Dealer” means each of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors and two other nationally recognized investment banking firms that are primary U.S. Government securities dealers specified from time to time by the Company so long as the entity is a primary U.S. Government securities dealer.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that date of redemption, after excluding the highest and lowest of such quotations, unless the Company obtains fewer than four such quotations, in which case the average of all of such quotations.
     “Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related date of redemption therefor; provided, however, that, if that date of redemption is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that date of redemption.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
     “Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby either the Company transfers, or any of its subsidiaries transfers, such property to a Person and either the Company or any of its subsidiaries leases it back from such Person.
     “subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more subsidiaries of such Person or (c) one or more subsidiaries of such Person.
     “Supplemental Indenture” means this First Supplemental Indenture, dated as of the date hereof, by and among the Company, the Guarantors and the Trustee, governing the Notes, as amended, supplemented or otherwise modified from time to time in accordance with the Base Indenture and the terms hereof.
     “Treasury Rate” means, with respect to any date of redemption, the rate per annum equal to the semi-annual equivalent yield to maturity, computed as of the third Business Day immediately preceding that date of redemption, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.
     “Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person. With respect to the Company, references to “Voting Stock” shall refer to the Company’s Class A Common Stock and Class B Common Stock, in each case par value $0.001 per share, taken together as a single class.
ARTICLE II
THE NOTES
     Section 2.01 Form and Dating. (a) The Notes and the Trustee’s certificate of authentication included thereon will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes will initially be issued in the form of one or more Registered Global Securities, without coupons, in minimum denominations of $2,000 with integral multiples of $1,000 in excess thereof.

     The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Supplemental Indenture, and the Company, the Guarantors and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of this Supplemental Indenture or any Note conflicts with the express provisions of the Base Indenture, the provisions of this Supplemental Indenture or the Notes, as the case may be, will govern and be controlling.
          (b) Notes issued in global form will be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon). Each Global Note will represent such of the outstanding Notes as will be specified therein and each will provide that it will represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the custodian of the Notes, at the direction of the Trustee, in accordance with written instructions given by the Holder thereof as required by Section 2.02 hereof. The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.
          (c) The Notes shall not be exchangeable for nor convertible into the common stock of the Company or any other security.
          (d) The Company will not pay additional amounts on Notes held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted.
          (e) The following legends will appear on the face of all Global Notes issued under this Supplemental Indenture.
     “THIS SECURITY IS A REGISTERED GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.
     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

     TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.”
     Section 2.02 Issuance of Additional Notes. The Company will be entitled, upon delivery of an Officers’ Certificate and an Opinion of Counsel, to issue Additional Notes under this Supplemental Indenture which will have identical terms as the Initial Notes issued on the date hereof, other than with respect to the date of issuance, the issue price and, in some cases, the first interest payment date (“Additional Notes”), provided that the Company and the Guarantors are in compliance with the covenants contained in this Supplemental Indenture and the Base Indenture. The Initial Notes issued on the date hereof and any Additional Notes issued will be treated as a single class for all purposes under this Supplemental Indenture.
     With respect to any Additional Notes, the Company will set forth in a resolution of its Board of Directors and an Officers’ Certificate, a copy of each which will be delivered to the Trustee, the following information:
     (a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Supplemental Indenture; and
     (b) the issue price, the issue date, the initial interest payment date and the CUSIP number of such Additional Notes.
ARTICLE III
REDEMPTION AND PREPAYMENT
     Section 3.01 Notice of Redemption; Selection of Securities. The Company will send by first class mail notice of any redemption at least 30 days but not more than 60 days before the date of redemption to each Holder of the Notes to be redeemed setting forth the information to be stated in such notice as provided in Article 3 of the Base Indenture. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee deems to be fair and appropriate and in accordance with the procedures of the Depositary.
     Section 3.02 Notes Redeemed in Part. No Notes of principal amount of $2,000 or less may be redeemed in part.
     Section 3.03 Optional Redemption. The Company may, at its option, on any one or more occasions, redeem, in whole or in part, at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest, if any, on the principal amount of the Notes being redeemed to, but excluding, the date of redemption (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date):

     (i) 100% of the principal amount of the Notes to be redeemed; and
     (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) of the Notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 40 basis points, provided that the principal amount of a Note remaining outstanding after redemption in part will be $2,000 or an integral multiple of $1,000 in excess thereof.
If the date of redemption is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such interest record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company. Unless the Company defaults in payment of the redemption price, on and after the date of redemption, interest shall cease to accrue on the Notes or the portions thereof called for redemption.
     Section 3.04 Mandatory Redemption. The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.
ARTICLE IV
PARTICULAR COVENANTS
     Section 4.01 Limitation on Liens. (a) The Company will not, and will not permit any of its subsidiaries to create, assume, incur or permit to exist any Lien on any of its or such subsidiaries’ property or assets, whether owned on the date of issuance of the Notes or thereafter acquired, or upon any income or profits therefrom, in order to secure any of its indebtedness or that of its subsidiaries, unless the Notes are at least equally and ratably secured with such secured indebtedness (together with, if the Company so determines, any other Indebtedness of or guaranty by the Company or such subsidiary then existing or thereafter created that is not subordinated to the Notes) for so long as such other indebtedness is so secured; provided, however, that the above restrictions shall not apply to the following (the “Permitted Liens”):
               (i) Liens on property or other assets of any Person existing at the time such Person becomes a subsidiary, provided that such Lien was not incurred in anticipation of such Person becoming a subsidiary;
               (ii) Liens in respect of Permitted Subsidiary Acquisition Indebtedness; provided that (i) each such Lien (A) shall be created substantially simultaneously with the acquisition of the related property or properties or (B) shall have existed on any property of a Person (1) at the time such Person becomes a subsidiary of or is merged with or into the Company or its subsidiary or (2) at the time a subsidiary acquires such property from such Person, and, in the case of each of the foregoing clauses (1) and (2), such Lien shall not have been created in contemplation of such acquisition, and (ii) no such Lien at any time shall encumber any property or properties other than the related property or properties financed by such Permitted Subsidiary Acquisition Indebtedness and the proceeds thereof;

          (iii) Liens on property or assets to secure any indebtedness incurred prior to, at the time of, or within 270 days after, the acquisition of such property or in the case of real property, the completion of construction, the completion of improvements or the beginning of substantial commercial operation of such real property for the purpose of financing all or any part of the purchase price of such real property, the construction thereof or the making of improvements thereto;
          (iv) Liens in the Company’s favor or in favor of any Guarantor of the Notes;
          (v) Liens existing on the date of issuance of the Notes;
          (vi) Liens on property or other assets of a Person existing at the time the Person is merged into or consolidated with the Company or any of its subsidiaries or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to either the Company or any of its subsidiaries provided that such Lien was not incurred in anticipation of the merger or consolidation or sale, lease or other disposition;
          (vii) extensions, renewals or replacements (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to above without increase of the principal of the indebtedness (plus any premium or fee payable in connection with any such extension, renewal or replacement) secured by the Lien; provided, however, that any Permitted Liens shall not extend to or cover any of the Company’s or its subsidiaries’ property, as the case may be, other than the property specified in the foregoing clauses and improvements to this property; and
          (viii) Liens arising in connection with trade letters of credit issued for the Company’s account or the account of a subsidiary securing the reimbursement obligations in respect of such letters of credit, provided, that such Liens encumber only the property being acquired through payments made under such letters of credit or the documents of title and shipping and insurance documents relating to such property.
          (b) Notwithstanding Section 4.01(a), the Company and any of its subsidiaries may create, assume, incur or guarantee indebtedness secured by a Lien without equally and ratably securing the Notes; provided that at the time of such creation, assumption, incurrence or guarantee, after giving effect thereto and to the retirement of any indebtedness that is concurrently being retired, the sum of (a) the aggregate amount of all outstanding indebtedness secured by Liens other than Permitted Liens, and (b) the Attributable Debt of all of the Company’s and its subsidiaries’ Sale/Leaseback Transactions permitted by Section 4.02(b)(v) does not at such time exceed 7.5% of Consolidated Total Assets.
     Section 4.02 Limitation on Sale/Leaseback Transactions. (a) The Company will not, and will not permit any of its subsidiaries to, enter into any Sale/Leaseback Transaction with respect to any real or personal property, whether now owned or hereafter acquired by the Company or any of its subsidiaries, unless:

               (i) The Company or such subsidiary would, at the time of entering into such arrangement, be able to incur indebtedness secured by a Lien on the property involved in the transaction at least equal in amount to the Attributable Debt with respect to such Sale/Leaseback Transaction, without equally and ratably securing the Notes under Section 4.01 above; or
               (ii) the net proceeds of the sale of the property to be leased are at least equal to such property’s fair market value, as determined by the Company’s Board of Directors, and the proceeds are applied within 270 days of the effective date of the Sale/Leaseback Transaction to the purchase, construction, development or acquisition of assets or to the repayment of any of the Company’s indebtedness that ranks equally with the Notes or any indebtedness of the Company’s subsidiaries.
          (b) Notwithstanding Section 4.02(a), the Company shall be permitted to enter to Sale/Leaseback Transactions, without complying with the requirements of Section 4.02(a) above, if:
               (i) the Sale/Leaseback Transaction was entered into prior to the date of issuance of the Notes;
               (ii) the Sale/Leaseback Transaction is between the Company and any wholly-owned subsidiary of the Company, or between wholly-owned subsidiaries of the Company;
               (iii) the Sale/Leaseback Transaction involves leases for a period of no longer than three years;
               (iv) the Sale/Leaseback Transaction is one in which the lease for the property or asset is entered into within 180 days after the date of acquisition, completion of construction or commencement of full operations of such property or asset, whichever is latest; or
               (v) after giving effect thereto, the aggregate amount of all Attributable Debt with respect to Sale/Leaseback Transactions existing at such time that could not have been entered into except for the provisions described in this paragraph, together with the aggregate amount of all outstanding indebtedness secured by Liens permitted under Section 4.01(b) above, does not exceed 7.5% of Consolidated Total Assets.
     Section 4.03 Offer to Purchase Upon Change of Control Repurchase Event. (a) Upon the occurrence of a Change of Control Repurchase Event, each Holder shall have the right to require the Company to purchase such Holder’s Notes in whole or in part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the rights of Holders of record on the relevant interest record date to receive interest due on the relevant interest payment date), pursuant to and in accordance with the offer described in this Section 4.03, provided that after giving effect to the purchase, any Notes that remain outstanding shall have a denomination of $2,000 or integral multiples of $1,000 in excess thereof.

          (b) Within 30 days following any Change of Control Repurchase Event, unless the Company has exercised its right to redeem all of the Notes pursuant to Section 3.03 hereof, the Company shall send by first class mail a notice (the “Change of Control Offer”) to each Holder, with a copy to the Trustee, which notice shall state:
               (i) that such Change of Control Repurchase Event has occurred and that such Holder has the right to require the Company to repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of repurchase (subject to the rights of Holders of records on the relevant interest record date to receive interest due on the relevant interest payment date) (the “Change of Control Payment”);
               (ii) the Change of Control Purchase Price and the Change of Control Purchase Date, which shall be a Business Day that is no earlier than 30 days nor later than 60 days from the date such notice is sent, other than as may be required by law (the “Change of Control Payment Date”);
               (iii) the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes repurchased; and
               (iv) if the notice is mailed prior to the date of consummation of the Change of Control, that the Change of Control Offer is conditioned upon the Change of Control being consummated on or prior to the Change of Control Payment Date.
          (c) On the Change of Control Payment Date, the Company shall, to the extent lawful, accept for payment, all Notes or portions thereof validly tendered and not withdrawn pursuant to the Change of Control Offer, and shall deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered. The Company shall also deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased by the Company. The Paying Agent shall promptly mail to each tendering Holder the Change of Control Payment for the Notes tendered by such Holder and accepted by the Company for purchase, and the Trustee, upon receipt of a Company Order, shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Note surrendered, if any, provided that each such new Note shall be in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof.
          (d) If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such interest record date, and no additional interest will be payable to Holders who tender pursuant to the Change of Control Offer.
          (e) Holders of Notes electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice, or transfer their Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.
          (f) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act in connection with the repurchase of Notes pursuant to a Change of Control Offer hereunder. To the extent the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture by virtue of such conflict.
          (g) The Company shall not be required to make a Change of Control Offer if a third party makes such an offer in the manner and at the times required and otherwise in compliance with the requirements for such an offer made by the Company, and such third party purchases all Notes validly tendered and not withdrawn under its offer.
ARTICLE V
DEFAULTS
     Section 5.01 Defaults. In addition to the Events of Default described in the Base Indenture, the following shall constitute an “Event of Default” under this Supplemental Indenture:
          (a) (i) a failure to make any payment at maturity, including any applicable grace period, on any of the Company’s or a Guarantor’s indebtedness in an amount in excess of $25 million and continuance of this failure to pay or (ii) a default on any of the Company’s or any Guarantor’s indebtedness, which default results in the acceleration of indebtedness in an amount in excess of $25 million without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, for a period of, in the case of clause (i) or (ii) above, 30 days or more after written notice thereof to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Securities of such series; provided, however, that if the failure, default or acceleration referred to in clause (i) or (ii) above shall cease or be cured, waived, rescinded or annulled, then the Event of Default shall be deemed cured.
ARTICLE VI
GUARANTEES
     Section 6.01 Guarantees of the Notes. Article 10 of the Base Indenture provides for a Guarantee by the Guarantors (as defined in the Base Indenture) of selected series of Securities. Article 10 of the Base Indenture is expressly made applicable to the Notes.
     Section 6.02 Effect of Guarantees; Guarantors to be Bound by Indenture. The Guarantors hereby irrevocably, fully and unconditionally Guarantee, on a joint and several basis, to each Holder of the Notes and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company under the Indenture or the Notes, the obligations of the Company with respect to payment and performance of the Notes and the other obligations of the Company under the Indenture with respect to the Notes on the terms, and subject to the conditions, contained in Article 10 of the Base Indenture and agree to be bound by all other terms of the Indenture applicable to Guarantors thereunder.
     Section 6.03 Execution and Delivery of the Guarantees. The execution and delivery of the Guarantees by the Guarantors shall be evidenced by the execution and delivery of this Supplemental Indenture by each of the Guarantors as set forth in Section 10.08 of the Base Indenture. The terms of the Guarantees and obligations of the Guarantors are set forth in Article 10 of the Base Indenture.
     Section 6.04 Termination of Guarantees. Guarantees of any Guarantor pursuant to this Article VI shall be released only as provided in Section 10.09 of the Base Indenture or at such time as such Guarantor shall cease to guarantee any of the indebtedness under the Bank Credit Agreement.
ARTICLE VII
MISCELLANEOUS
     Section 7.01 Trust Indenture Act Controls. This Supplemental Indenture shall incorporate and be governed by the provisions of the Trust Indenture Act that are required to be part of and to govern indentures qualified under the Trust Indenture Act.

     Section 7.02 Governing Law. The laws of the State of New York shall govern this Supplemental Indenture and the Securities, without regard to conflicts of laws principles thereof.
     Section 7.03 Successors. All agreements of the Company and the Guarantors in this Supplemental Indenture and the Notes will bind their respective successors. All agreements of the Trustee in this Supplemental Indenture will bind its successors.
     Section 7.04 Severability. In case any provision in this Supplemental Indenture or in the Notes will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
     Section 7.05 Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
     Section 7.06 Table of Contents, Headings, Etc. The Table of Contents and Headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.
     Section 7.07 Validity or Sufficiency of Supplemental Indenture. The Trustee is not responsible for the validity or sufficiency of this Supplemental Indenture, or for the recitals contained herein.
     Section 7.08 Waiver of Jury Trial. EACH OF THE COMPANY, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
[Signatures on following page]

SIGNATURES
     IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first written above.

VERISK ANALYTICS, INC., as the Company

Attest:

/s/ Mark V. Anquillare	By:	/s/ Kenneth E. Thompson

Mark V. Anquillare		Name:	Kenneth E. Thompson
		Title:	Executive Vice President,
General Counsel and
Corporate Secretary

INSURANCE SERVICES OFFICE, INC., as Guarantor
Attest:

/s/ Mark V. Anquillare	By:	/s/ Kenneth E. Thompson

Mark V. Anquillare		Name:	Kenneth E. Thompson
		Title:	Executive Vice President,
General Counsel and
Corporate Secretary

ISO STAFF SERVICES, INC., as Guarantor
Attest:

/s/ Mark V. Anquillare	By:	/s/ Kenneth E. Thompson

Mark V. Anquillare		Name:	Kenneth E. Thompson
		Title:	Secretary

XACTWARE SOLUTIONS, INC., as Guarantor
Attest:

/s/ Mark V. Anquillare	By:	/s/ Kenneth E. Thompson

Mark V. Anquillare		Name:	Kenneth E. Thompson
		Title:	Secretary

ISO SERVICES, INC., as Guarantor
Attest:

/s/ Mark V. Anquillare	By:	/s/ Kenneth E. Thompson

Mark V. Anquillare		Name:	Kenneth E. Thompson
		Title:	Secretary

ISO CLAIMS SERVICES, INC., as Guarantor
Attest:

/s/ Mark V. Anquillare	By:	/s/ Kenneth E. Thompson

Mark V. Anquillare		Name:	Kenneth E. Thompson
		Title:	Secretary

AIR WORLDWIDE CORPORATION, as Guarantor
Attest:

/s/ Mark V. Anquillare	By:	/s/ Kenneth E. Thompson

Mark V. Anquillare		Name:	Kenneth E. Thompson
		Title:	Secretary

INTERTHINX, INC., as Guarantor
Attest:

/s/ Mark V. Anquillare	By:	/s/ Kenneth E. Thompson

Mark V. Anquillare		Name:	Kenneth E. Thompson
		Title:	Secretary

Attest:	VERISK HEALTH, INC., as Guarantor

/s/ Mark V. Anquillare	By:	/s/ Kenneth E. Thompson

Mark V. Anquillare		Name: Kenneth E. Thompson
Title: Vice President, General Counsel and Secretary

Attest:	D2HAWKEYE, INC., as Guarantor

/s/ Mark V. Anquillare	By:	/s/ Kenneth E. Thompson

Mark V. Anquillare		Name: Kenneth E. Thompson
Title: Senior Vice President, General Counsel and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Trustee
By:	/s/ Raymond Delli Colli
	Name:	Raymond Delli Colli
	Title:	Vice President

EXHIBIT A
FORM OF FACE OF SECURITY
[GLOBAL SECURITY LEGEND]
     THIS SECURITY IS A REGISTERED GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.
     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
     TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

CUSIP No.
ISIN
Verisk Analytics, Inc.
5.800% SENIOR NOTES DUE 2021

No. ___	$_________ As revised by the Schedule of Increases or Decreases attached hereto
     Interest. Verisk Analytics, Inc., a Delaware corporation, (herein called the “Company”), for value received, hereby promises to pay to            or registered assigns, the principal sum of                United States dollars (U.S.$                ), as revised by the Schedule of Increases or Decreases attached hereto, on May 1, 2021 and to pay interest thereon from            or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually in arrears on May 1 and November 1 in each year, commencing           , at the rate of 5.800% per annum, until the principal hereof is paid or made available for payment. Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.
     Method of Payment. The interest so payable, and punctually paid or duly provided for, on any interest payment date will, as provided in the Indenture (as defined on the reverse hereof), be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on the relevant record date for such interest, which shall be April 15 or October 15, as the case may be, next preceding such interest payment date.
     Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Authentication. Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

VERISK ANALYTICS, INC.
By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Date of authentication:	WELLS FARGO BANK, NATIONAL ASSOCIATION as Trustee
By:
Authorized Signatory

FORM OF REVERSE OF SECURITY
     Indenture. This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of April 6, 2011, as supplemented by a Supplemental Indenture dated April 6, 2011 (as so supplemented, herein called the “Indenture”), between the Company, the guarantors thereto (the “Guarantors”) and Wells Fargo Bank, National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantors, the Trustee and the holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $450,000,000.
     Guarantees. The Securities are guaranteed by the Guarantors as set forth in the Indenture, which guarantees may be released under certain circumstances as set forth in the Indenture.
     Optional Redemption. The Securities of this series are subject to redemption at the Company’s option, at any time and from time to time, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the greater of: (i) 100% of the principal amount of the Securities to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) of the Securities to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 40 basis points, provided that the principal amount of a Security remaining outstanding after redemption in part will be $2,000 or an integral multiple of $1,000 in excess thereof; in each case, plus accrued interest thereon to the date of, but excluding, redemption. If the date of redemption is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Security is registered at the close of business on such interest record date, and no additional interest will be payable to Holders whose Securities will be subject to redemption by the Company. Unless the Company defaults in payment of the redemption price, on and after the date of redemption, interest shall cease to accrue on the Securities or the portions thereof called for redemption.
     For purposes of determining the optional redemption price, the following definitions are applicable:
     “Business Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.
     “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Securities to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities.

     “Comparable Treasury Price” means, with respect to any date of redemption, the Reference Treasury Dealer Quotations for that date of redemption.
     “Independent Investment Banker” means the Reference Treasury Dealer appointed by the Company.
     “Reference Treasury Dealer” means each of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors and two other nationally recognized investment banking firms that are primary U.S. Government securities dealers specified from time to time by the Company so long as the entity is a primary U.S. Government securities dealer.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that date of redemption, after excluding the highest and lowest of such quotations, unless the Company obtains fewer than four such quotations, in which case the average of all of such quotations.
     “Remaining Scheduled Payments” means, with respect to each Security to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related date of redemption therefor; provided, however, that, if that date of redemption is not an interest payment date with respect to such Security, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that date of redemption.
     “Treasury Rate” means, with respect to any date of redemption, the rate per annum equal to the semi-annual equivalent yield to maturity, computed as of the third Business Day immediately preceding that date of redemption, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.
     Notice of any redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the date of redemption to each holder of Securities to be redeemed. If less than all the Securities are to be redeemed, the Securities to be redeemed shall be selected by the Trustee not more than 60 days before the date of redemption by such method as the Trustee deems fair and appropriate and in accordance with the procedures of the Depositary.
     Except as set forth above, the Securities will not be redeemable by the Company prior to maturity and will not be entitled to the benefit of any sinking fund.
     Defaults and Remedies. If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.
     Amendment, Modification and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the

Company and the rights of the holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the Securities at the time outstanding of each series to be affected. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Securities of each affected series at the time outstanding, on behalf of the holders of all Securities of such affected series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Security shall be conclusive and binding upon such holder and upon all future holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
     Restrictive Covenants. The Indenture contains customary limitations that restrict the Company’s, and in certain circumstances the Guarantors’, ability to merge, consolidate or sell substantially all of its or their assets, place liens on its or their property or assets and engage in sale/leaseback transactions. Upon a Change of Control Repurchase Event (as defined in the Indenture), a holder of Securities will have the right, subject to certain terms and conditions specified in the Indenture, to cause the Company to repurchase all or any part of the Securities of such holder at a purchase price equal to 101% of the principal amount of the Securities to be repurchased plus accrued and unpaid interest, if any, to the date of repurchase.
     Denominations, Transfer and Exchange. The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and in integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of like tenor of a different authorized denomination, as requested by the holder surrendering the same.
     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registerable in the Security Register, upon surrender of this Security for registration of transfer at the Registrar accompanied by a written request for transfer in form satisfactory to the Company and the Registrar duly executed by, the holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
     No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
     Persons Deemed Owners. Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

     Miscellaneous. The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules thereof.
     All terms used in this Security and not defined herein shall have the meanings assigned to them in the Indenture.

SCHEDULE OF INCREASES OR DECREASES
     The following increases or decreases in this Security have been made:

Principal Amount of
			this Security	Signature of
	Amount of increase	Amount of decrease	following each	authorized
Date of	in Principal Amount	in Principal Amount	decrease or	signatory of
Exchange	of this Security	of this Security	increase	Trustee

FORM OPTION OF HOLDER TO ELECT PURCHASE
     If you want to elect to have this Security purchased by the Company pursuant to Section 4.03 (Change of Control) of the Supplemental Indenture, check the box:
☐
     If you want to elect to have only part of this Security purchased by the Company pursuant to Section 4.03 of the Supplemental Indenture, state the amount:
$
Date:_______________ Your Signature:__________________________
(Sign exactly as your name appears on the other side of the Security)
Signature Guarantee:_________________________
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.